                                                                    EXHIBIT 99.1

                                                 EMRISE
NEWS                                             CORPORATION
                                                 9485 Haven Avenue Suite 100
                                                 Rancho Cucamonga, CA 91730
                                                 (909) 987-9220 o (909) 987-5186
                                                 www.emrise.com

================================================================================
FOR IMMEDIATE RELEASE

CONTACT:
Randolph D. Foote, CFO                           Matt Hayden/Brett Maas
EMRISE CORPORATION                               Hayden Communications
(909) 987-9220 ext. 3201                         843-272-4653


     EMRISE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR 2005 SECOND QUARTER

RANCHO CUCAMONGA, CALIFORNIA, August 16, 2005 - EMRISE CORPORATION (PCX: ERI), a multi-national manufacturer of defense and aerospace electronic components and subsystems and communications equipment, today announced financial results for the three and six months ended June 30, 2005. This press release has been delayed as a result of a local power failure on Monday, August 15, which resulted in the loss of computer systems and telephones.

For the quarter ended June 30, 2005, EMRISE reported net sales of $10.0 million, an increase of $3.6 million, or 56%, compared to $6.4 million reported in the second quarter of 2004. The increase in net sales included $1.4 million of revenues attributable to the July 2004 acquisition of Larus Corporation (Larus) and $3.0 million attributable to the March 2005 acquisition of Pascall Electronics Ltd.(Pascall). Also, during the 2nd quarter, Pascall shipped $835,000 of product of which we were unable to recognize revenue or income, even though the customer has paid for the product because we stored the product at the customer's request in our facility. We will discontinue storing the product for the customer in the 3rd quarter, which would allow us to record the revenue and net income of approximately $311,000. Increases in sales were partially offset by a $676,000 reduction in the sales of power supplies by XCEL Power Systems Ltd. (XPS) due to a shipment deferral for the Eurofighter Typhoon aircraft, a $154,000 reduction in sales of communications test equipment to U.S. public carriers and a reduction of $199,000 of network access product revenues due to delays in a French military communications infrastructure program.

Gross profit increased by $1.1 million or 38% to $4.0 million from $2.9 million in the 2nd quarter of 2004, mainly resulting from contributions from both Pascall and Larus. Selling and administrative expenses increased by $1.4 million, or 67%, to $3.4 million from $2.0 million in the prior year also primarily due to the acquisitions. Engineering and development expenses increased 94% to $604,000 from $312,000, which


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was mainly derived from product development costs for the Larus carrier class network timing and synchronization product, our Digitran Division's low profile rotary switches and new product engineering at Pascall. During the 2nd quarter of 2005, we incurred $119,000 of severance expenses from the integration of the CXR Larus communications equipment operations, an increase of $161,000 for U.S.-based legal and accounting fees during the previous year and $55,000 in building repair expenses associated with the consolidation of the Company's coil winding operation and closing of its Wales facility. These expenses totaling $335,000 are not expected to repeat in subsequent quarters, but would have contributed $335,000 to our 2nd quarter net income results. Pascall's net income recognition shift into the 3rd quarter would also have contributed $311,000 to our 2nd quarter bringing potential net income for the 2nd quarter to a total of $670,000 or 2(cent) per fully diluted share.

EMRISE reported net income of $24,000 which was $345,000, or 93%, less than the net income of $369,000 of the second quarter of 2004. Diluted and basic earnings per share were $0.00 as compared to $0.02 in the second quarter of 2004. The $311,000 net income deferred from storing product shipped by Pascall and stored at Pascall's facility which should be recognized in the 3rd quarter, would have brought our 2nd quarter to a total of $335,000 net income or 1(cent) per fully diluted share.

For the six months ended June 30, 2005, EMRISE reported net sales of $17.3 million, an increase of $4.7 million, or 37%, compared to the $12.6 million reported in 2004. This included $2.9 million of net sales attributable to the acquisition of Larus and $3.8 million attributable to the acquisition of Pascall excluding $835,000 shipped but not recognized in the 2nd quarter. These increases in sales were partially offset by a $1.4 million reduction in the sales of power supplies by XPS and a $538,000 reduction in our sales of network access equipment in Europe due to delays in the Eurofighter Typhoon aircraft program and French military communications infrastructure programs, respectively.

Gross profit increased by 27% to $7.1 million from $5.6 million in the prior year period due to the inclusion of Pascall and Larus. Selling and administrative expenses increase by $2.0 million, or 47%, to $6.3 million from $4.3 million in the prior year also primarily as a result of the acquisitions. Engineering and development expenses increased 91% to $1,136, 000 from $595,000 attributable to product development discussed earlier in this press release.

EMRISE reported a net loss of $326,000 which was $765,000, or 175%, less than the net income of $439,000 for the first six months of 2004. Diluted and basic loss per share were $0.01 as compared to earnings of $0.02 per share in the first six months of 2004. Without Pascall's net income contribution of $311,000 deferred into the 3rd quarter our first six months would have been a $15,000 loss.

EMRISE's backlog increased 127% to a record $17.5 million at June 30, 2005 (including $8.4 million of backlog relating to the business of Pascall), compared to $7.7 million at December 31, 2004. Excluding Pascall, the Company's backlog increased $600,000 or 8% despite greater shipments in the first half of 2005 compared to 2004. Pascall's backlog increased 88% from March 31, 2005 after the March 18 acquisition. Backlog is converted to revenue typically over a 3 month period.


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Carmine T. Oliva, President and Chief Executive Officer of EMRISE CORPORATION,
commented, "We made significant progress in continuing to integrate CXR Larus and CXR Anderson Jacobson in France and believe we are just starting to see the benefits of combining the company from both a product and sales perspective. Discounting the extraordinary items impacting this quarter's operating results, our reported net income is beginning to show insight into the improvements we expect to report in the second half of this year and for 2006. Going forward, we believe we will continue to see an acceleration of organic growth, benefiting our revenues, backlog and visibility. We anticipate that revenue from our traditionally seasonally weak third quarter will exceed our second quarter revenue for the first time and contribute a potential $1 million net income. We believe our third quarter results should provide further credibility for our full-year guidance of $47 million revenue and $0.10 to $0.12 per share earnings, after tax."

EMRISE's cash position was $6.4 million as of June 30, 2005 compared to $1.0 million as of December 31, 2004, primarily due to net proceeds of EMRISE's common stock financing in January 2005, offset by approximately $10 million used to acquire Pascall. EMRISE's working capital position was $13.9 million as of June 30, 2005 compared to $5.5 as of December 31, 2004 due to the financing and inventory and accounts receivables related to the Pascall acquisition, while current liabilities increased by $1.1 million to $9.7 million as of June 30, 2005 compared to those reported on December 31, 2004. Stockholders' equity increased $15.5 million or 142% to $26.4 million as of June 30, 2005 from $10.9 million as of December 31, 2004 due to net proceeds from EMRISE's common stock financing.

SECOND QUARTER 2005 IN REVIEW:

EMRISE COORPORATION successfully completed several key initiatives during the quarter including the final integration of its CXR Anderson Jacobsen (CXR-AJ) management structure into CXR Larus Corporation with significant cost savings and new business across the organization including for its recent acquisition of Pascall.

o In June as part of the Company's continuing strategy to strengthen and expand its communications business, EMRISE completed the integration of the organization structure of CXR Larus Corporation and CXR-AJ located in France as a single communications business under the sole leadership of the president of CXR Larus Corporation located in San Jose, CA. As part of the integration, the Company anticipates realizing human resource consolidations that will provide a first-year cost savings of approximately $750,000 starting in July and an on-going annual cost savings of approximately $1 million per year thereafter. All remaining severance totaling approximately $119,000 was accrued in June 2005.

o Xcel Power Systems Ltd. was awarded a $1.8 million order from Smiths Aerospace for power supplies for Multi-Function Displays for BAE Systems' latest Hawk Trainer aircraft. Additionally, BAE Systems' Electronic Warfare Division placed an initial order in excess of $750,000 for power conditioning modules for their Towed Decoy upgrade to the electronic warfare Defensive Aids Sub System Suite for retrofit on the 120 aircraft that were part of the first build of the Eurofighter Typhoon aircraft and ultimately to be included in the current build of 230 new aircraft.


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o    Pascall has been awarded a contract to produce approximately $1 million of radio frequency (RF) receiver modules for a Transponder Landing System (TLS(R)) designed by Advance Navigation and Positing Corporation (ANPC). The system provides a precision handling approach capability for aircraft where rough terrain interferes with the radio transmissions produced by conventional navigation aids. Pascall also received the Top Supplier Award from Rockwell Collins. This preferred supplier award recognizes Pascall's on-time delivery, product quality and customer support. This is the 6th consecutive year Pascall has received this award from Rockwell Collins its largest customer for in-flight entertainment systems.

o EMRISE Electronics Corporation's Digitran Division received a $1 million development contract for custom Digitran (R) Rotary Switches for use in Armament Launch Controllers aboard a variety of U.S. Naval ships. The Digitran Division also received approval to perform qualification testing of military switches by the U.S. Department of Defense. This authorization will reduce the lead time and lower the cost to qualify both Digitran's digital switches and its new very low profile (VLP(R)) rotary switches in military and aerospace applications.

o CXR Larus Corporation received $420,000 in additional orders for its new StarClock(TM) 100 Network Timing and Synchronization System for Deployment by Taiwan's primary telecommunications public network service provider. This brings the order run rate for delivery to Taiwan for the previous six months to nearly $1 million and we believe this run rate will likely continue into the second half of 2005.

SUBSEQUENT TO THE END OF THE QUARTER:

EMRISE CORPORATION's common shares began trading on the Archipelago ExchangeSM under the new ticker symbol "ERI". This listing on (ArcaEx(R)) is a regulated national exchange listing and may broaden EMRISE's potential private and institutional investor base because many private and institutional investors will only purchase stock of a company that is quoted on a regulated national exchange or Nasdaq. A national listing on ArcaEx will provide the opportunity for those investors to participate in ownership of EMRISE stock.

TELECONFERENCE INFORMATION

To participate in the conference call scheduled for Tuesday, August 16, 2005 at 11:30 a.m. EDT (8:30 a.m. PDT), dial the following phone number 5 to 10 minutes prior to the scheduled conference: 877-407-9210. International callers should dial 201-689-8049. There is no pass code required for this call.

This conference call will also be broadcast live over the Internet and can be accessed at www.vcall.com. To listen to the live call, go to the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

For those unable to participate during the live broadcast, a replay will be available shortly after the call on the Vcall site for 90 days. Also, for 24 hours after the conference call, a replay will be available by dialing the toll-free number 877-660-6853 or, for international callers, dialing 201-612-7415. The conference ID number "152369" and account number "286" should be used to access the recording by phone.


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ABOUT EMRISE CORPORATION

EMRISE CORPORATION is a multi-national manufacturer of defense and aerospace electronic components and subsystems and communications equipment. EMRISE's electronic components group, which includes EMRISE Electronics Corporation and its international subsidiaries, provides custom power conversion and RF component and subsystem products, digital and rotary switches and subsystem assemblies to the North American, European and Asian electronic components market that are primarily used for defense, aerospace and industrial applications. EMRISE's communications group, consisting of CXR Larus Corporation and CXR-Anderson Jacobson, provides network access and transmission products, communications timing and synchronization products and communications test equipment to the North American, European and Asian communications market. Founded in 1983, EMRISE operates out of facilities in the United States, England, France and Japan. As of July 31, 2005, EMRISE had a total of 301 employees in its various subsidiaries and divisions. EMRISE's Internet address is www.emrise.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
--------------------------------------------------------------------------------
With the exception of historical information, the matters discussed in this press release, including, EMRISE's anticipation that it will achieve approximately $11 million in net sales for the second quarter of 2005, approximately $47 million in total net sales for 2005 and earnings per share of approximately $0.10 to $0.12 for 2005 and that its results of operations in 2005 and beyond will be bolstered by positive contributions from business, including non-military business, acquired or resulting from the Pascall and Larus acquisitions as well as by the various products, arrangements, relationships and planned integration and sales and marketing activities described above, and EMRISE's anticipation that completed and pending acquisitions will improve future net income and earnings per share are forward-looking statements that involve a number of risks and uncertainties, the ability of Pascall to meet the accounting requirements to record $835,000 in sale and $311,000 in net income by shipping goods it has sold to and stored for its customer and that EMRISE will achieve revenue greater in the 3rd quarter than the 2nd quarter and $1 million net income. The actual future results of EMRISE could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, EMRISE's ability to identify and successfully negotiate, fund and integrate recent and future acquisitions and to improve operating efficiency and realize anticipated synergies, measurably lowered costs and increased profitability due to the integration and growth of recently acquired or potentially acquirable businesses, the receipt and timing of contracts and orders from existing and potential customers for EMRISE's products and services, EMRISE's ability to fulfill delayed and backlog orders, market and economic conditions, changes in technology and governmental regulations and policies, competitive products and services, unforeseen technical issues, unexpected changes in typical seasonal sales trends and those factors contained in the "Risk Factors" Section of EMRISE's latest Form 10-K and other public filings.



                                      # # #

                                  Tables follow

                                EMRISE CORPORATION AND SUBSIDIARIES
             CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME


                                                Three Months Ended            Six Months Ended
                                                      June 30,                    June 30,
                                                 2005          2004          2005          2004
                                              ----------    ----------    ----------    ----------
                                                    (in thousands except per share amounts)
Net sales                                         $9,968        $6,432       $17,267       $12,624

Cost of sales                                      6,001         3,533        10,188         6,978
                                              ----------    ----------    ----------    ----------

Gross profit                                       3,967         2,899         7,079         5,646

Operating expenses:
   Selling, general and administrative             3,447         2,067         6,278         4,284
   Engineering and product development               604           312         1,136           595
                                              ----------    ----------    ----------    ----------

Income (loss) from operations                        (84)          520          (335)          767

Other income (expense)
   Interest expense                                  (94)          (94)         (196)         (190)
   Interest income                                    37            --           109            --
   Other income (expense)                            116           (30)          113           (36)
                                              ----------    ----------    ----------    ----------

Income  before income taxes                          (25)          396          (309)          541

Income tax expense                                   (49)           27            17           102
                                              ----------    ----------    ----------    ----------

Net income                                           $24          $369         $(326)         $439
                                              ==========    ==========    ==========    ==========

Earnings per share:
   Basic                                           $0.00         $0.02        $(0.01)        $0.02
                                              ==========    ==========    ==========    ==========
   Diluted                                         $0.00         $0.02        $(0.01)        $0.02
                                              ==========    ==========    ==========    ==========

                       EMRISE CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS


                                                  June 30,       Dec 31,
                                                    2005          2004
                                                 ----------    ----------

Current assets:
   Cash and equivalents                          $    6,435    $    1,057
   Accounts receivable                                7,501         5,796
   Inventories                                        8,597         6,491
   Prepaid expenses and other                         1,051           769
                                                 ----------    ----------
Total current assets                                 23,584        14,113

Property, plant and equipment, net                    2,079           909
Goodwill, net and other intangibles                  14,430         9,441
Other assets                                            573           623
                                                 ----------    ----------
                                                 $   40,666    $   25,086
                                                 ==========    ==========

Liabilities and stockholders' equity:
Current liabilities:
    Borrowing under lines of credit              $      811    $      878
    Current portion of long-term debt                 1,392           711
    Accounts payable                                  3,171         3,398
    Income tax payable                                  586           572
    Accrued expenses                                  3,714         3,014
                                                 ----------    ----------
Total current liabilities                             9,674         8,573
Long term debt, less current portion                  2,322         3,235
Deferred Taxes                                        1,420         1,400
Other liabilities                                       888           969
                                                 ----------    ----------
Total liabilities                                    14,304        14,177

Stockholders' equity
   Preferred stock                                       --            --
   Common stock                                         123            82
   Additional paid in capital                        43,242        26,746
   Accumulated deficit                              (16,732)      (16,406)
   Accumulated other comprehensive income              (271)          487
                                                 ----------    ----------
Total stockholders' equity                           26,362        10,909
                                                 ----------    ----------
                                                 $   40,666    $   25,086
                                                 ==========    ==========